Exhibit 99.1

MEMO

From:	Scott Carmilani	Date: 7/28/2011

To:	Allied World Staff

Re:	Update: Allied World/Transatlantic Merger—Strictly Confidential
Dear Staff -
As you may be aware, this past week we reaffirmed our merger with Transatlantic. We continue to stand behind our merger, and look forward to closing the deal early in the fourth quarter as previously announced. We should continue to conduct business as usual, focusing on disciplined underwriting and further building out the strong Allied World franchise.
Over the course of the last several weeks, we have spoken to many shareholders of both Allied World and Transatlantic to assure them of our commitment and to review the economics and strategic rationale for this combination. We have been pleased with the responses and reactions to date and we will continue to proactively engage with shareholders. With integration planning well underway, the regulatory process advancing and having received favorable reactions from the ratings agencies as to TransAllied’s combined financial strength, we look forward to completing our merger of equals as early as possible. You will continue to see ‘white noise’ headlines in the press. Please stay focused and we will keep you informed of any critical events.
In the interim, if you are interested in additional information, we suggest you visit the investor relations pages of both Allied World and Transatlantic’s websites (links below). I am also attaching a link to an Allied World investor presentation that has just been released to the public. This further underscores the merits of a TransAllied merger of equals for both organizations.
Again, I appreciate your hard work and patience during this process. I will keep you updated as events unfold.
Sincerely,
Scott Carmilani
President & Chief Executive Officer

Investor Relations Links:
Allied World – http://irsolutions.snl.com/corporateprofile.aspx?iid=4078260
Transatlantic – http://ir1.transre.com/CorporateProfile.aspx?iid=103408
Presentations & Press Releases:
Allied World Investor Presentation –
http://www.snl.com/Cache/1500033810.PDF?D=&O=PDF&IID=4078260&Y=&T=&FID=1500033810
Allied World Press Releases – http://irsolutions.snl.com/news.aspx?iid=4078260
Transatlantic Press Releases – http://ir1.transre.com/yearlynews.aspx?iid=103408

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